Exhibit 99.1

United States Antimony Corporation Reports

Second Quarter and Six Months Ended June 30, 2026

Financial and Operating Results

Second Quarter 2026 Revenues of $7.9 Million; Net Income of $0.1 Million

Antimony pounds sold up 26% in the quarter (exclusive of DLA)

Zeolite revenues grew 110% year-over-year

Antimony Inventory up 178% from year-end

Working Capital Doubled to $70.0 Million from $35.0 Million at March 31, 2026

Positioned for a Stronger Second Half as DLA Shipments Continue to Increase

"The Critical Minerals and ZEO Company"

~ Antimony, Gold, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / August 11, 2026 / United States Antimony Corporation ("USAC," "US Antimony Corporation," or the "Company") (NYSE: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China and Russia, today reported its financial and operating results for the second quarter and six months ended June 30, 2026.

Second Quarter 2026 Highlights

•	Revenue of $7.9 million, compared to revenue of $10.5 million in the 2025 quarter.

•	Gross profit of $0.6 million (7% gross margin), compared to $2.8 million (27% gross margin) in the 2025 quarter.

•	Operating loss of $7.0 million, including $3.4 million of net non-cash expense items compared to break-even operating results in the 2025 quarter.

•	Net income of $0.1 million, compared to net income of $0.2 million in the 2025 quarter. Operating loss in second quarter of 2026 was more than offset by $6.8 million of unrealized gain from investment in equity securities plus $0.4 million of interest income.

•	Delivered the first two shipments of approximately 82,000 pounds of antimony metal ingots under the Company’s contract with the DLA in June 2026. Because these shipments were formally accepted by the DLA in July 2026, approximately $2.6 million is expected to be recognized as third-quarter 2026 revenue.

DLA Delivery Schedule

Shipment	Pounds	Value
1 & 2 (Delivered)	~82,000	~$2.60 Million
3 & 4 (In Transit)	~81,000	~$2.60 Million
5, 6, 7 (Waiting on Inspection)	~126,000	~$3.97 Million
~$9.17 Million

•	Zeolite segment revenue grew 110% year-over-year to $1.9 million, with tons sold up 114% year-over-year to 6,609 tons, driven by continued penetration into the cattle market and expanded distribution across the Company's traditional industrial markets.

•	Invested $22.8 million gross in capital expenditures during the first six months of 2026, primarily to substantially complete the Thompson Falls expansion, acquire the flotation facility (midstream) located in Radersburg, Montana, and fund investments including additional critical mineral rights acquisitions.

•	The Thompson Falls expansion was partially funded by a $12.8 million payment received in April 2026 for milestones achieved under the Defense Production Act Title III grant award from the U.S. Department of War (the “DoW”) which reduced the Company’s net cash outlay for these capital expenditures.

•	Commissioned the flotation facility (midstream) located in Radersburg, Montana and substantially completed the Thompson Falls, Montana expansion, further strengthening the Company's vertically integrated domestic antimony production platform.

•	Generated $49.1 million of net proceeds from equity issuances during the first six months of 2026, strengthening the Company's balance sheet and ending June 30, 2026, with $62.2 million of (cash plus U.S. Treasury securities held to maturity, plus a $43.2 million strategic equity investment in Larvotto Resources Limited.

•	Working capital doubled to $70.0 million on June 30, 2026 from $35.0 million at March 31, 2026, primarily driven by the equity issuances, providing meaningful operating and capital runway to support the Company's growth investments.

•	Continued expansion of the Company's domestic critical minerals platform through strategic mining claim acquisitions located in Alaska (Nolan Creek and Fairbanks District) and Montana, and advanced the Company’s Tungsten evaluation through the filing in April 2026 of a Technical Report Summary on the Fostung tungsten project in Ontario, Canada.

•	Mark-to-market value of the Company's strategic investment in Larvotto Resources Limited increased to USD $43.2 million at June 30, 2026 (USD $46.7 million based on the closing market price on August 10, 2026), reflecting continued appreciation of the Company's critical minerals investment portfolio.

Strategic Overview

During the second quarter of 2026, the Company continued to advance its strategic focus of building a fully integrated critical minerals operation supporting U.S. national security and supply chain resiliency. Key accomplishments during the quarter included delivering the first two shipments under the Company’s contract with the DLA, receiving $12.8 million of funding under the Department of War Title III grant program, advancing the Thompson Falls expansion toward full operational status, adding a key processing capability through the acquisition and upgrading of the Radersburg processing facility including the addition of a lab, strengthening the Company's balance sheet through approximately $49.1 million of net equity proceeds during the first six months of 2026, and continuing to expand the Company's domestic mining and processing platform across Montana, Alaska, and Canada. (April 2026 filing of a Technical Report Summary on the Company's Fostung tungsten project in Ontario.) in addition, the Company's Zeolite segment continued its strong growth trajectory during the quarter, with revenue up 110% year-over-year, while the Company's strategic investment in Larvotto Resources Limited appreciated in value. Additionally, USAC announced its new joint venture with Americas Gold and Silver to build a state-of-the-art hydromet processing facility in Idaho. Collectively, these accomplishments have further established the operational foundation for the Company's next phase of growth by enabling increased production, expanding sales to both the U.S. government and commercial customers, greater utilization of its integrated processing platform, and improved financial performance during the second half of 2026.

Second Quarter 2026 Financial Results

Second quarter 2026 revenues were $7.9 million, compared to $10.5 million in the second quarter of 2025. Antimony segment revenues were $5.9 million, compared to $9.6 million in the prior-year period. While antimony pounds sold increased approximately 26% to 428,425 pounds from 340,305 pounds, average selling prices declined approximately 52% to $13.70 per pound from $28.32 per pound. The price decline reflects the impact of lower market prices for antimony compared to the stronger pricing environment experienced in the second quarter of 2025. Average cost per pound also declined approximately 33% to $13.34 from $19.85, partially mitigating the impact of lower selling prices.

Cost of revenues decreased to $7.3 million from $7.7 million in the prior-year period; however, gross profit declined to $0.6 million from $2.8 million due to the significant decline in antimony selling prices. Gross margin was approximately 7%, compared to 27% in the second quarter of 2025. During June 2026, the Company completed its first two shipments totaling approximately 82,000 pounds of antimony metal ingots under its contract with the DLA. Because these shipments were not formally accepted by the DLA until July 2026, no second quarter 2026 revenue was recognized; approximately $2.6 million is expected to be recognized as revenue in the third quarter of 2026.

Zeolite revenue increased to $1.9 million from $0.9 million in the prior-year period, driven primarily by a 114% increase in tons sold to 6,609 tons from 3,084 tons. The increase reflects the Company's expanded sales efforts, including continued penetration into the cattle market and growth in its traditional industrial markets. Zeolite gross profit increased to $0.4 million from $0.1 million, benefiting from higher sales volumes and lower average production costs.

The Company's inventory has grown to $21.6 million as of June 30, 2026, compared to $12.5 million as of December 31, 2025 and $6.8 million as of June 30, 2025. The inventory consists of both material sourced from third-party suppliers and ore mined from the Company's Stibnite Hill mining claims. The inventory buildup reflects the Company's strategic investment in antimony feedstock that will support the anticipated production growth for both our commercial and DLA customer delivery time tables.

Operating expenses were $7.6 million in the second quarter of 2026, compared to $2.8 million in the prior-year period. The increase primarily reflects higher non-cash share-based compensation, increased salaries and employee benefits associated with the Company's expanded leadership team and operational infrastructure, and higher professional fees supporting the Company's strategic growth initiatives.

The Company reported an operating loss of $7.0 million, compared to essentially break-even operating results in the prior year period. Net income was $0.1 million, compared to $0.2 million in the second quarter of 2025. Second quarter 2026 results included an unrealized gain of approximately $6.8 million on the Company's investment in Larvotto Resources Limited, which substantially offset the operating loss for the quarter. The operating loss includes approximately $3.4 million of net non-cash items, comprised principally of $2.9 million of share-based compensation expense and $0.5 million of depreciation and amortization.

Liquidity and Capital Resources

As of June 30, 2026, the Company had cash and cash equivalents of $41.4 million and investments in U.S. Treasury securities held to maturity of $20.7 million, compared to $30.5 million and $20.4 million, respectively, at December 31, 2025. The $11.6 million increase in cash, cash equivalents and restricted cash during the first six months of 2026 reflected net cash provided by financing activities of $43.4 million, which was primarily driven by $49.1 million of net proceeds received from the sale of common stock and $2.0 million of proceeds received from the exercise of pre-existing common stock warrants, partially offset by $7.8 million of treasury share repurchases related to the net settlement of employee equity awards. The Company used operating cash of $20.7 million during the six-month period to support operations and working capital, the majority of which consisted of strategic investments in antimony feedstock inventory. The Company also invested $22.8 million in capital expenditures during the first six months of 2026, primarily to advance the Thompson Falls expansion, acquire the milling facility located in Radersburg, Montana, and fund other strategic capital investments including additional critical mineral rights acquisitions. The Thompson Falls expansion was partially funded by the $12.8 million payment received in April 2026 for milestones achieved under the Defense Production Act grant award from the DoW.

The Company also holds an investment in Larvotto Resources Limited with a fair value of USD $43.2 million as of June 30, 2026.The Company recorded an unrealized gain of USD $6.8 million on the investment during the second quarter. Since quarter-end, the investment has continued to appreciate and had a market value of approximately USD $46.7 million based on the closing market price on August 10, 2026, an increase of approximately USD $3.5 million since June 30, 2026.

2026 Outlook

Updates Fiscal Year 2026 Revenue Guidance to a Range of $60 Million to $75 Million

The Company is updating its full-year 2026 gross revenue guidance to a range of $60 million to $75 million, revised from prior guidance of $125 million. The revised range reflects three principal factors: (1) a material decline in market prices for antimony since guidance was originally established in late 2025, when spot market pricing exceeded $28 per pound, versus spot market pricing (not the Company’s realized pricing) of approximately $10.50 per pound during the second quarter; (2) a shift to the future in the timing of certain DLA antimony metal ingot deliveries related to the pace of the Thompson Falls capacity expansion and the customary timing of government contract coordination; and (3) the Company's updated view of second half production and shipment cadence. Importantly, underlying government and industry demand for domestically sourced antimony remains robust, and the Company continues to expect the current DLA IDIQ contract to be a meaningful long-term revenue contributor. As Thompson Falls capacity utilization increases, in combination with our additional new processing capacity in our Radersburg facility, the Company expects to expand the volume of antimony products it can supply to both government and commercial customers, further supporting revenue growth and product diversification into the back half of 2026 and into 2027.

Management Commentary

Commenting on the second quarter and six months ended June 30, 2026 results, Mr. Gary C. Evans, Chairman and Chief Executive Officer of US Antimony Corporation, stated: "While our overall operations are continuing to improve markedly each month, those successes are only slowly trickling into our financial performance. While we made our first deliveries to the government during the second quarter, none of that achievement was reflected during this financial reporting period. We currently anticipate the third quarter should see a minimum of $9.0-$10.0 million of additional sales, all to the US Government. With a total of $57.3 Million in antimony ingot orders from the DLA on our books today, we are working tirelessly to fulfill these purchases orders by year-end. Worldwide antimony prices declined during the first six months of 2026 which has obviously affected our revenue projections. However, we took advantage of that opportunity by significantly increasing our existing inventory (up 178% from year-end) while our new smelter was being commissioned. Management’s current outlook reflects expectations for the balance of 2026 regarding increased shipments to both the DLA and our existing industrial customers, the Thompson Falls expansion becoming fully operational on all furnaces during the third quarter of 2026, continued ramp-up of in-house antimony ore processing in both Montana and Mexico, and sustained demand for critical minerals and our zeolite products."

Conference Call Details

US Antimony management will host a conference call on Tuesday, August 11, 2026 at 4:15 p.m. Eastern time to discuss its second quarter 2026 financial and operating results, followed by a question-and-answer period.

Date: Tuesday, August 11, 2026

Time: 4:15 p.m. Eastern time

Toll-free dial-in: 888-506-0062

International dial-in: 973-528-0011

Participant access code: 308365

Webcast URL: https://www.webcaster5.com/Webcast/Page/2604/54382

A replay of the conference call and the transcript will be available in the Investors section of the Company's website at https://www.usantimony.com/investors.

About United States Antimony Corporation

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," "U.S. Antimony," the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S., Mexico, and Canada. The Company mines, purchases, and processes ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third-party ore. At its Bear River Zeolite ("BRZ") facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. From 2024 through 2026, the Company has acquired mining claims, real properties (patented claims), and leases located in Alaska, Montana, and Ontario, Canada — including the Radersburg flotation mill acquired in the first quarter of 2026 — to reduce the cost of third-party antimony ore purchases and to expand its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company's full-year 2026 revenue guidance, the expected commissioning of the Thompson Falls smelter expansion, the expected timing, volume and contribution of shipments under the DLA contract, the expected impact of in-house ore processing on margins, the recognition and continuation of funding under the DoW grant program, the value of and expected returns on the Company’s investment in Larvotto Resources Limited, the expected contribution of the Company’s mining claims and of the Fostung tungsten project, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management's beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will," "should," "could," and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; the Company’s dependence on the DLA contract and the U.S. government’s ability to modify, delay, reduce, or terminate orders, including for convenience, under that indefinite-delivery, indefinite-quantity contract, which does not guarantee any minimum purchase volume; the risk that the assumptions underlying the Company’s full-year 2026 revenue guidance prove incorrect; the Company’s ability to complete the Thompson Falls expansion and other capital projects on the anticipated timeline and budget and to achieve expected production rates; the availability, quality, and cost of third-party antimony feedstock, including deliveries from the Company’s partner in Bolivia; volatility in the market value of, and currency exposure relating to, the Company’s investment in Larvotto Resources Limited; dilution and other effects of the Company’s equity issuances; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Contacts

Investor Relations Contact:

Jonathan Miller, VP, Investor Relations

United States Antimony Corporation

4438 W. Lovers Lane, Unit 100

Dallas, Texas 75209

Email: Jmiller@usantimony.com

Phone: 406-606-4117

Media Relations Contact: Anthony D. Andora Edge Consulting, Inc. 1560 Market Street, Suite 701 Denver, Colorado 80202 Email: Anthony@EdgeConsultingSolutions.com Phone: 720-317-8927

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
	2026		2025		2026	2025
Revenues		$7,925,601		$10,525,123	$14,709,670	$17,525,128
Cost of revenues		7,342,304		7,687,578	13,016,906	12,315,853
Gross profit		583,297		2,837,545	1,692,764	5,209,275
Operating expenses:
General and administrative		1,610,257		842,951	2,942,226	1,393,546
Salaries and benefits		4,224,359		1,364,506	10,104,153	2,365,061
Professional fees		1,089,554		536,869	2,370,685	918,905
Gain on sale or disposal of property, plant and equipment, net		-		-	(1,900)	(500)
Other operating expenses		640,027		73,212	775,695	154,264
Total operating expenses		7,564,197		2,817,538	16,190,859	4,831,276
Income (loss) from operations		(6,980,900)		20,007	(14,498,095)	377,999
Other income (expense), net:
Interest and investment income		425,612		154,770	753,900	322,156
Unrealized gain on investment in equity securities		6,786,253		-	2,724,823	-
Other miscellaneous income (expense), net		(64,161)		6,778	(92,188)	27,924
Total other income (expense), net		7,147,704		161,548	3,386,535	350,080
Income (loss) before income taxes and equity in loss of joint venture		166,804		181,555	(11,111,560)	728,079
Income tax expense		-		-	-	-
Income (loss) before equity in losses of joint venture		166,804		181,555	(11,111,560)	728,079
Equity in losses of joint venture		(56,514)		-	(72,640)	-
Net income (loss)		110,290		181,555	(11,184,200)	728,079
Preferred dividends		(1,875)		(1,875)	(3,750)	(3,750)
Net income (loss) available to common shareholders		$108,415		$179,680	$(11,187,950)	$724,329

Net income (loss) per share:
Basic	$	nil	$	nil	$(0.08)	$0.01
Diluted	$	nil	$	nil	$(0.08)	$0.01
Weighted average shares outstanding:
Basic		146,607,277		118,261,366	144,123,564	115,994,982
Diluted		151,754,172		127,223,435	144,123,564	124,343,635

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS
Cash and cash equivalents	41,434,379	$30,494,320
Investment in debt securities held to maturity	4,665,947	4,577,706
Accounts receivable, net	2,607,687	4,213,305
Inventories	21,605,870	12,522,009
Prepaid expenses and other current assets	2,312,590	434,842
Note receivable	4,000,000	2,500,000
Total current assets	76,626,473	54,742,182
Property, plant and equipment, net	53,449,214	42,374,839
Operating lease right-of-use assets	29,306	48,106
Investment in debt securities held to maturity - noncurrent	16,065,384	15,773,251
Investment in equity securities	43,219,151	40,494,328
Investment in joint venture	76,360	-
Restricted cash	820,619	162,756
Other assets, net	330,207	330,207
Total assets	$190,616,714	$153,925,669
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	3,938,384	$6,924,518
Accrued liabilities	2,377,849	2,937,842
Accrued liabilities - directors	128,875	143,931
Current portion of operating lease liabilities	19,937	34,103
Current portion of long-term debt	175,913	136,942
Total current liabilities	6,640,958	10,177,336
Operating lease liabilities, net of current portion	9,369	14,003
Long-term debt, net of current portion	158,862	58,483
Asset retirement obligations	2,785,687	2,720,658
Total liabilities	9,594,876	12,970,480
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS' EQUITY
Preferred stock $0.01 par value, 50,000,000 shares authorized:
Series A - no shares issued and outstanding	-	-
Series B - 750,000 shares issued and outstanding (liquidation preference $986,250 and $982,500, respectively)	7,500	7,500
Series C - 177,904 shares issued and outstanding (liquidation preference $97,847 both periods)	1,779	1,779
Series D - no shares issued and outstanding	-	-
Common stock, $0.01 par value, 250,000,000 shares authorized; 150,521,555 and 140,042,270 shares issued, respectively	1,505,216	1,400,423
Treasury stock (1,050,186 and 149,639 shares of common stock at cost, respectively)	(9,418,009)	(574,153)
Additional paid-in capital	245,598,101	185,608,189
Accumulated deficit	(56,672,749)	(45,488,549)
Total stockholders' equity	181,021,838	140,955,189
Total liabilities and stockholders' equity	$190,616,714	$153,925,669

UNITED STATES ANTIMONY CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,184,200)	$728,079
Adjustments to reconcile income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	925,824	559,525
Accretion of asset retirement obligation	65,029	38,967
Noncash operating lease expense	-	244,510
Share-based compensation	7,738,892	832,297
Accretion income from investment securities held to maturity	(386,648)	(95,990)
Paid-in-kind interest from notes receivable	(127,276)	-
Gain on sale or disposal of property, plant and equipment, net	(1,900)	(500)
Equity in losses of joint venture	72,640	-
Write-down of inventory to net realizable value	161,456	-
Change in allowance for credit losses	436	884
Unrealized gain on investment in equity securities	(2,724,823)	-
Changes in operating assets and liabilities:
Accounts receivable	1,605,182	(1,387,733)
Inventories	(9,601,887)	(5,566,803)
Prepaid expenses and other current assets	(1,877,748)	(1,249,047)
IVA receivable and other assets	-	(483,360)
Accounts payable	(4,473,542)	4,201,001
Accrued liabilities	(896,562)	(126,279)
Accrued liabilities – directors	(15,056)	(52,537)
Net cash used in operating activities	(20,720,183)	(2,356,986)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturity of debt securities held to maturity	1,301,000	-
Purchases of debt securities held to maturity	(1,294,726)	(9,991,259)
Proceeds from note receivable principal payment	100,000	-
Additional advance under convertible note receivable	(1,116,154)	-
Proceeds from sales of property, plant and equipment	1,900	500
Investment in joint venture	(149,000)	-
Proceeds from government grant related to capital expenditures	12,848,246	-
Purchases of property, plant and equipment	(22,813,341)	(7,394,073)
Net cash used in investing activities	(11,122,075)	(17,384,832)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(71,777)	(65,550)
Proceeds from exercises of stock options	259,501	55,000
Treasury stock acquired	(7,782,194)	-
Proceeds from issuance of common stock, net of issuance costs	49,070,838	5,064,483
Proceeds from exercise of warrants	1,963,812	2,225,411
Net cash (used in) provided by financing activities	43,440,180	7,279,344
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	11,597,922	(12,462,474)
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	30,657,076	18,270,898
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$42,254,998	$5,808,424

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid in cash	$64,357	$5,243
NON-CASH FINANCING AND INVESTING ACTIVITIES:
Recognition of operating lease liability and right-of-use asset	$-	$63,416
Equipment purchased with note payable	$211,127	$-
Property and equipment included in accounts payable / accrued liabilities	$1,823,977	$-